EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information
Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Loss Attributable to Vanguard Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA to Net Loss Attributable to Vanguard Health Systems, Inc. Stockholders Margin

	Quarter ended		Six months ended
	December 31,		December 31,
(in millions, unaudited)	2009	2010	2009	2010
Adjusted EBITDA	$84.3	$86.4	$153.2	$164.1
Total revenues	840.5	960.6	1,660.4	1,874.5

Adjusted EBITDA Margin	10.0%	9.0%	9.2%	8.8%

Adjusted EBITDA	$84.3	$86.4	$153.2	$164.1
Interest, net	(27.6)	(35.1)	(54.8)	(69.9)
Income tax benefit (expense)	3.8	(9.7)	1.7	(7.3)
Depreciation and amortization	(34.0)	(38.6)	(67.6)	(75.8)
Non-controlling interests	(0.8)	(0.8)	(1.7)	(1.8)
Loss on disposal of assets	(0.4)	(0.1)	(0.4)	(0.1)
Equity method income	0.3	0.3	0.5	0.6
Stock compensation	(1.0)	(1.7)	(2.9)	(2.9)
Monitoring fees and expenses	(1.4)	(1.1)	(2.7)	(2.5)
Realized loss on investments	—	(0.1)	—	(0.1)
Acquistion related expenses	—	(1.3)	—	(5.0)
Impairment loss	(43.1)	(0.9)	(43.1)	(0.9)
Loss from discontinued operations, net of taxes	(0.8)	(2.3)	(1.4)	(2.2)

Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(20.7)	$(5.0)	$(19.2)	$(3.8)
Total revenues	$840.5	$960.6	$1,660.4	$1,874.5

Net loss attributable to Vanguard Health Systems, Inc. stockholders margin	(2.5)%	(0.5)%	(1.2)%	(0.2)%